Exhibit 3.1

FIRST AMENDMENT TO
AMENDED AND RESTATED BYLAWS
OF
ASTROTECH CORPORATION
A Washington Corporation
______________________________

THIS First Amendment to Amended and Restated Bylaws of Astrotech Corporation (the “Corporation”), is adopted this 18th day of August, 2015, pursuant to a unanimous written consent of the directors of the Corporation.

1.	The first sentence of Article 2, Section 2.10 shall be revised to read in its entirety as follows:
“2.10 Advance Notification of Proposals at Shareholders’ Meetings

If a shareholder desires to submit a proposal for consideration at an annual or special shareholders' meeting, or to nominate persons for election as directors at any shareholders' meeting duly called for the election of directors, written notice of such shareholders' intent to make such a proposal or nomination must be given and received by the Secretary of the Corporation at the principal executive offices of the Corporation either by personal delivery or by United States mail (i) with respect to an annual meeting of shareholders, no earlier than 120 days and no later than 90 days prior to the anniversary date of the immediately preceding annual meeting, and (ii) with respect to a special meeting of shareholders, the close of business on the tenth day following the date on which notice of such meeting is first sent or given to shareholders; provided, however, that in the event that the date of the annual meeting is advanced more than 30 days prior to such anniversary date or delayed more than 60 days after such anniversary date (or in the event that no annual meeting was held in the previous year), then to be timely such notice must be delivered to and received by the Secretary no earlier than 90 days prior to the date of the meeting and no later than the later of (x) 60 days prior to the date of the meeting or (y) 10 days following the day on which the Corporation first publicly announces the date of such meeting in a press release disseminated by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.”

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CERTIFICATE OF SECRETARY

I, the undersigned, do hereby certify:
That I am the duly elected and acting Secretary of Astrotech Corporation, a Washington corporation;
That the foregoing First Amendment to Bylaws of said Corporation was adopted by action of the directors of the Corporation pursuant to a unanimous written consent dated August 18, 2015.
IN WITNESS WHEREOF, I have executed this Certificate and affixed the seal of the Corporation this 18th day of August, 2015.

By:     /s/ Eric Stober
Eric Stober
Secretary

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